EXHIBIT 10.20
AGREEMENT
AND
PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is made and entered into as of the 7th day of April, 2006, by and between CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation (“Centra”), and SMITHFIELD STATE BANK OF SMITHFIELD, PA, a Pennsylvania bank (“Smithfield”), to be joined in by CENTRA BANK-SMITHFIELD, INC., a Pennsylvania bank to be formed by Centra.
W I T N E S S E T H :
RECITALS
     WHEREAS, the parties hereto have agreed that, subject to the necessary approval by the shareholders of Smithfield and subject to obtaining all necessary approvals as hereinafter provided, Centra shall acquire all of the outstanding stock of Smithfield; and
     WHEREAS, shareholders of Smithfield holding 81.3% of the outstanding shares of Smithfield have previously agreed to sell their shares of Smithfield to Centra, 76.1% of the signed agreements are in hand and 5.2% of such agreements are expected to be received shortly, pursuant to the terms of certain Agreements (the “Stock Purchase Agreements”) entered into by and among those shareholders (the “Selling Shareholders”) and Centra; and
     WHEREAS, Centra and Smithfield have agreed to the affiliation of their two companies through a merger under Pennsylvania law, as a result of which Smithfield would become a subsidiary of Centra and shareholders of Smithfield would receive cash from Centra ; and

     WHEREAS, Centra and Smithfield have agreed that such a merger will enable all of the shareholders of Smithfield (as opposed to only the Selling Shareholders) to dispose of their shares for the same consideration per share as is contained in the Stock Purchase Agreements; and
     WHEREAS, it has been determined that a “Interim Bank Method” will be used to implement such affiliation; and
     WHEREAS, Centra will cause a new state bank to be chartered under the laws of Pennsylvania under the name Centra Bank-Smithfield, Inc. (“Interim Bank”); and
     WHEREAS, the Interim Bank will merge with and into Smithfield pursuant to this Agreement; and
     WHEREAS, the Boards of Directors of Centra and Smithfield, by the requisite vote of all of the members thereof, have approved this Agreement and have authorized the execution hereof in counterparts.
AGREEMENT
     Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties intending to be legally bound, agree as follows:
SECTION 1
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 8.2), Interim Bank will merge with and into Smithfield and Smithfield shall become a wholly owned subsidiary of Centra. Smithfield shall be the surviving bank in the Merger, and the holders of each outstanding share of common stock of Smithfield, par value $0.25 per share shall exchange their shares for cash in the amount of $40 per share, in accordance with Section 3.1 hereof and pursuant to a statutory merger under 7 Pa.C.S.A. § 1603 et seq. (the “Merger”).
     1.2 Effects of Merger. On the Effective Date, the corporate organization and separate existence of Interim Bank shall cease, and Smithfield, as the surviving bank, shall succeed to all the rights, assets, liabilities and obligations of Interim Bank in accordance with Pennsylvania law. Smithfield, as the surviving bank, shall continue to be governed by the laws of the Commonwealth of Pennsylvania.
SECTION 2
ARTICLES OF INCORPORATION; BYLAWS;
BOARD OF DIRECTORS AND OFFICERS
     2.1 Articles of Incorporation. From and after the Effective Date, the Articles of Incorporation of Smithfield, as the same may be amended from time to time as provided by law, shall continue to be the Articles of Incorporation of Smithfield, except that its name shall be changed to “Centra Bank-Smithfield, Inc.” From and after the Effective Date, Centra shall have all rights of Smithfield in and to the name “Smithfield,” “Smithfield State Bank” and “Smithfield State Bank of Smithfield, PA.”
     2.2 Bylaws. The Bylaws of Smithfield as in effect on the Effective Date shall continue as the Bylaws of Smithfield until the same shall thereafter be altered, amended or repealed in accordance with the law, its Articles of Incorporation, or said Bylaws.
     2.3 Directors and Officers. The directors of Smithfield shall submit resignations on the Effective Date, and Centra shall appoint such persons as it shall deem advisable to serve as directors of Smithfield. The officers of Smithfield shall hold office until their successors shall have been appointed.
SECTION 3
CONVERSION OF SHARES
     3.1 Conversion of Shares. On the Effective Date:
          (a) Each share of common stock of Smithfield (“Smithfield Common Stock”) then issued and outstanding, excluding any shares as to which dissenter’s rights are exercised and purchased pursuant to the requirements of 7 Pa.C.S.A. §§ 1607 and 1222, which shares shall be canceled, shall automatically be converted into the right to receive cash in the amount of $40.
          (b) From and after the Effective Date, the holders of the certificates representing Smithfield Common Stock shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with 7 Pa.C.S.A. §§ 1607 and 1222), and their sole right shall be to receive cash, as herein provided.
     3.2 Closing of Stock Transfer Books. On the Effective Date, the stock transfer books of Smithfield shall be deemed closed, and no shares of Smithfield Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.
     3.3 Manner of Exchange. As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of Smithfield Common Stock shall be surrendered to Centra or any agent designated by it and, upon such surrender Centra shall issue and deliver in substitution therefor the cash into which such surrendered shares have been converted as hereinabove provided. Certificates representing shares of Smithfield Common Stock or the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the right to receive cash into which said shares of Smithfield shall have been converted as hereinbefore set forth.
SECTION 4
ACTIONS PENDING THE MERGER
     4.1 Forbearances of Smithfield. From the date hereof until the earlier of the termination of this Agreement or the Effective Date, except as expressly contemplated by this Agreement or the Disclosure Schedule (as defined in Section 5), without the prior written consent of Centra, Smithfield will not:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with prudent, safe and sound banking practices and in compliance with any and all applicable laws, regulations and regulatory directives, or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.
          (b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Smithfield Common Stock or any rights to subscribe for or purchase Smithfield Common Stock or any other capital stock, or securities convertible into or exchangeable for any capital stock, of Smithfield, (2) permit any additional shares of Smithfield Common Stock to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Smithfield Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, (5) form a new subsidiary, or (6) enter into, or take any action to cause any holders of Smithfield

Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Smithfield Common Stock to vote any shares of Smithfield Common Stock, or cooperate in any formation of any voting trust relating to such shares.
          (c) Dividends. Make, declare, pay or set aside for payment any dividend, on or in respect of, any shares of its capital stock; provided, however, in the event that the Merger has not occurred on or prior to June 10, 2006, Smithfield may declare and pay to its shareholders on that date a dividend on its capital stock at the rate of twelve and one-half cents ($.125) per share.
          (d) Compensation; Employment Contracts. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers or employees of, or independent contractors with respect to, Smithfield, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments).
          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, Smithfield (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) as are provided for or contemplated by this Agreement or (3) pursuant to commitments existing on the date hereof set forth in the Disclosure Schedule.
          (f) Dispositions. Except as set forth in the Disclosure Schedule or as otherwise contemplated by this Agreement, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.
          (g) Acquisitions. Except (1) pursuant to contracts existing on the date hereof and described in the Disclosure Schedule, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, and (5) consistent with past practice, supplies and other assets used in the ordinary course of business to support Smithfield’s operations and existing infrastructure, Smithfield will not acquire any assets or properties of another person in any one transaction or a series of related transactions, other than readily marketable securities in the ordinary and usual course of business consistent with past practice.
          (h) Governing Documents. Amend its Articles of Incorporation or Bylaws except that it shall be permissible for the Articles of Incorporation and Bylaws to be amended to reduce to five (5) the number of directors of Smithfield.
          (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by Smithfield, other than as may be required by generally accepted accounting principles, as concurred with by Smithfield’s independent auditors, or as required by any banking regulator with authority over Smithfield or regulatory accounting principles in regulatory filings or other documents.

          (j) Contracts. Except in the ordinary course of business, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts other than current commitments set forth in the Disclosure Schedule.
          (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to Smithfield, taken as a whole.
          (l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; or (2) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate risk.
          (m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, Federal Home Loan Bank advances, entering into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.
          (n) Loans. Without prior consultation with Centra other than existing commitments and renewals of existing loans, make any loan or advance in excess of $250,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof.
          (o) Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) the representations and warranties set forth in this Agreement being or becoming untrue, (B) any of the conditions to the consummation of the transactions contemplated herein set forth in Section 8 not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.
          (p)Interest Rates. Increase or decrease the rate of interest paid by Smithfield on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided, however, that, notwithstanding the foregoing, in no event shall Smithfield increase the rate of interest on any deposit product to more than the average rates paid on comparable deposit products by the other banks and thrifts located in the market in which such deposit product is offered by Smithfield unless such increase is approved by Centra.
          (q) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (p) without first obtaining Centra’s consent.
SECTION 5
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF SMITHFIELD
     Except as set forth in the Disclosure Schedule to be delivered by Smithfield to Centra on or before fifteen days after the date of this Agreement (the “Disclosure Schedule”), Smithfield represents and warrants to and covenants with Centra that:
     5.1 Organization and Qualification of Smithfield; Subsidiaries. Smithfield is duly organized, validly existing and in good standing as a Pennsylvania banking corporation under the laws of the Commonwealth of Pennsylvania and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Smithfield is qualified to do business in each jurisdiction in which such qualification is required. The issued and outstanding shares of stock of Smithfield are all duly authorized, validly issued, fully paid and non-assessable. Smithfield has no direct or indirect subsidiaries, and does not own 5% or more of the shares of stock of any other corporation.
          5.2 Authorization of Agreement. The Board of Directors of Smithfield has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by all appropriate regulatory authorities, including but not limited to the Pennsylvania Department of Banking (“PA Department”), the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve (“FRB”), and the West Virginia Board of Banking and Financial Institutions (“WV Board”) has the corporate power and is duly authorized to carry out the transactions contemplated by this Agreement, and upon its execution and delivery (and assuming due execution and delivery by Centra), this Agreement is a valid and binding agreement of Smithfield enforceable in accordance with its terms.
          5.3 No Violation of Other Instruments. Subject to the receipt of the authorizations set forth in Section 5.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not: (i) violate any provisions of Smithfield’ Articles of Incorporation or Bylaws, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Smithfield is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of Smithfield, taken as a whole, or the transactions contemplated thereby, (iii) violate or conflict with any other material restriction of any kind or character by which Smithfield is bound, or (iv) enable any person to enjoin the transactions contemplated hereby. After the approval of this

Agreement by the shareholders of Smithfield, Smithfield will have taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated hereby.
          5.4 Financial Statements. The consolidated balance sheets of Smithfield as of December 31, 2005, 2004, and 2003, and its statements of income and cash flows for each of the twelve-month periods ended on such dates, were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and those financial statements fairly present its financial condition and results of operations as of such date and for such period, subject to normal year-end audit adjustments and without footnotes required by GAAP.
          5.5 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, results of operations or prospects of Smithfield, taken as a whole, since December 31, 2005.
          5.6 Reports. Smithfield has filed all documents and reports required by any regulatory agency with authority over Smithfield or its operations, and such reports did not contain, as of the date thereof, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.
          5.7 No Actions, Etc. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of the executive officers or directors of Smithfield, threatened or contemplated against or relating to Smithfield of any of its properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of Smithfield, taken as a whole, or the ability of

Smithfield to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. Smithfield is not transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of Smithfield, taken as a whole, or the ability of Smithfield to consummate the transactions contemplated hereby.
          5.8 Capitalization. The authorized capital stock of Smithfield consists of 2,000,000 shares of common stock, par value of $0.25 per share, of which 720,000 shares are issued and outstanding as of the date hereof, and are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of preemptive rights. There are no options, warrants, calls, agreements, reservations for issuance or commitments of any kind relating to, or securities convertible into, the common stock of Smithfield.
          5.9 Copies of All Contracts, Leases, Etc. Smithfield has furnished or made available or will promptly furnish or make available to Centra true and complete copies of all material contracts, leases and other agreements to which Smithfield is a party or by which it is bound, and has listed on the Disclosure Schedule and will furnish to Centra true and complete copies of all employment, pension, retirement, stock option, employee stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of Smithfield.
          5.10 Undisclosed Liabilities. Smithfield has no material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of December 31, 2005, and liabilities incurred since such date in the ordinary course of business consistent with past practices.
          5.11 Title to Properties. Smithfield has good and marketable title to all its property and assets set forth in its balance sheets as of December 31, 2005, except property and assets sold or otherwise disposed of since December 31, 2005, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits and such of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of their material leases are in full force and effect, and Smithfield is not in default in any material respect thereunder.
          5.12 Proxy Statement. The information pertaining to Smithfield which has been or will be furnished by or on behalf of Smithfield or its management for inclusion in the Proxy Statement referred to in Section 10 or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.
          5.13 Good Faith. Smithfield shall use its reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.
          5.14 Absence of Regulatory Actions. Except as disclosed to Centra in the Disclosure Schedule, Smithfield is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal governmental authorities charged with the supervision or regulation of its operations of, nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.
          5.15 Employee Benefits.
               (a) For purposes of this Agreement, the following definitions shall apply:
                    (1) “Employee Pension Benefit Plan” has the meaning as set forth in ERISA § 3(2).
                    (2) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).
                    (3) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
                    (4) “Multiemployer Plan” shall mean a plan described in § 3(37) and/or § 4001(a)(3) of ERISA.
                    (5) “Smithfield Retirement Plan” shall mean any retirement plan adopted by Smithfield.
                    (6) “Smithfield Employee” means an employee of Smithfield.
                    (7) “Employee Benefit Plan(s)” means any one or more of the following in which a Smithfield’s Employee is a participant in or benefits from as a result of his employment (whether current or past): (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) any other deferred compensation plan, bonus plan, incentive, disability or group insurance plan, stock option plan, employee stock purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave or policy, or any other benefit plan, program, agreement (including employment and severance agreements), arrangements or commitments of any kind, whether or not subject to the requirements of ERISA.
                    (8) “Code” means the Internal Revenue Code of 1986, as amended.
                    (9) “Control Group” shall mean a controlled group of corporations within the meaning of § 414(b) of the Internal Revenue Code and entitles under common control within the meaning of § 414(c) of the Internal Revenue Code.
               (b) Neither currently nor at any time during the preceding five calendar years has Smithfield, or any entity which was in the same Control Group with Smithfield at any time during such five-year period, or its subsidiaries, contributed to or had any obligation to contribute to any Multiemployer Plan.
               (c) Each Employee Benefit Plan will be listed in the Disclosure Schedule, and copies of such plans and accompanying Summary Plan Descriptions, if required, will be furnished to Centra.
               (d) Each of the Employee Benefit Plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable State law (including without limitation State insurance law) and in accordance with its terms. Any Smithfield Retirement Plan has received a favorable determination letter from the Internal Revenue Service with respect to “TRA” (as defined in Section 1 of the Rev. Proc. 93-39), and Smithfield is not aware of any circumstances likely to result in revocation of such favorable determination letters. All reports required by any governmental agency with respect to each such Employee Benefit Plan has been timely and properly filed and to the extent required, furnished to the participants in such plan. Smithfield has paid all costs, benefits, premiums, contributions and any other amounts required or coming due in connection with the Employee Benefit Plans, and no accumulated funding deficiency, as defined in § 302(a)(2) of ERISA, exists with respect to any Employee Benefit Plan. To the best of its knowledge, neither Smithfield nor any fiduciary of any Employee Benefit Plan, has engaged in: (i) a transaction that would subject Smithfield to any tax, penalty or liability for prohibited transactions imposed by ERISA or by § 4975 of the Code, or (ii) any transaction in violation of § 406(a) or § 406(b) of ERISA (for which no exemption exists under § 408 of ERISA).
               (e) With the exception of Employee Pension Benefit Plans and except as set forth in the Disclosure Schedule, none of the benefits provided under any of the Employee Benefit Plans are vested, and Smithfield retains full authority to terminate or amend any of the Employee Benefit Plans.
               (f) Each Employee Benefit Plan, other than the Smithfield Retirement Plan, is either fully insured and all premiums have been timely paid or, if not fully insured, adequate reserves have been established on the books of Smithfield in connection with such benefits, and all required contributions have been made to such plans.
               (g) With the exception of the Smithfield Retirement Plan, no Employee Benefit Plan is subject to the provisions of Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Smithfield with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by either of them, or the single-employer plan of any entity which is or was in the same Control Group as Smithfield. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty-day reporting requirement has not been waived, has been required to be filed for the Smithfield Retirement Plan within the twelve-month period ending on the date hereof.

               (h) Smithfield represents and warrants that as of December 31, 2005, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Smithfield Retirement Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of the Smithfield Retirement Plan. Smithfield further warrants and represents that it has taken no action since that date by amendment of that plan or otherwise, to increase the actuarially determined present value of the benefit liabilities of the Smithfield Retirement Plan except with respect to changes in normal eligibility resulting from increased terms of service or compensation charges.
               (i) There has not been any (i) termination of the Smithfield Retirement Plan, or (ii) the commencement of any proceeding to terminate such plan pursuant to ERISA, or otherwise, or (iii) written notice given to Smithfield of the intention to commence or seek the commencement of any such proceeding.
          5.16 Labor Disputes. Smithfield is not directly or indirectly involved in or to the knowledge of any of them threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect the financial condition, assets, businesses or results of operations of Smithfield. Smithfield is not a party to, nor has it ever been a party to, any collective bargaining agreement.
          5.17 Reserve For Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheet of Smithfield as of December 31, 2005, are adequate as of the dates thereof. The reserve for possible loan losses to be shown on the consolidated balance sheet of Smithfield as of future periods, if any, will be adequate as of the dates thereof.

          5.18 Knowledge as to Conditions. As of the date hereof:
                    (a) Smithfield knows of no reason relating to Smithfield why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1(b) and 8.1(c) should not be obtained in a timely manner and without the imposition of a condition of the type referred to in Section 8.1(f); and
                    (b) Smithfield is not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings relating to Smithfield which is anticipated to delay or precludes Smithfield from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with any applicable community reinvestment acts.
          5.19 Taxes.
                    (a) Smithfield has filed on a timely basis all federal income tax returns and all other federal, state, municipal and other tax returns which it is required to file, and has paid all taxes shown to be due on such returns and has adequately reserved for all current taxes;
                    (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Smithfield, or, to its knowledge, threatening to assert against Smithfield, any deficiency or claim for additional taxes, interest or penalty;
                    (c) There is no pending, or to the knowledge of Smithfield, threatened examination of the federal income tax returns of Smithfield and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in Section 6501(a) of the Internal Revenue Code, no tax year of Smithfield remains open to the assessment and collection of additional federal income taxes; and

               (d) There is no pending or, to the knowledge of Smithfield, threatened examination of state tax (the “Pennsylvania Taxes”) returns of Smithfield and, except for tax years still subject to the assessment and collection of additional Pennsylvania Taxes under the applicable statutes of limitations, no tax year of Smithfield remains open to the assessment and collection of additional taxes.
          5.20 Absence of Certain Changes. Since December 31, 2005:
               (a) There has not been any damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of Smithfield;
               (b) Except in the ordinary course of business, Smithfield has not disposed of, or agreed to dispose of, any of its material properties or assets, nor has it leased to others, or agreed to so lease, any of such material properties or assets;
               (c) There has not been any change in the authorized, issued or outstanding capital stock of Smithfield, or any material change in the outstanding debt of Smithfield, other than changes due to payments in accordance with the terms of such debt and any Federal Home Loan Bank advances and reverse repurchase agreements to meet funding needs of Smithfield in the ordinary course of business, and there has been no agreement to issue shares of capital stock of Smithfield;
               (d) Except as set forth in the Disclosure Schedule, no change has occurred in the personnel who are key personnel with respect to the operations of Smithfield, nor has there been any increase in the compensation or fees payable by Smithfield to its directors, officers or employees other than increases in the ordinary course of business in accordance with the personnel policies of Smithfield, or any material increase in any bonus, insurance, pension or other Employee

Benefit Plan, payment or arrangement for or with any of such directors, officers or employees, and Smithfield has entered into no employment agreements;
               (e) Smithfield has not made any material loan or advance other than in the ordinary course of business, consistent with safe and sound banking practices;
               (f) Except as set forth in the Disclosure Schedule, Smithfield has not made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material;
               (g) Smithfield has not entered into any other material transaction, contract or lease or incurred any other material obligation or liability;
               (h) Smithfield has not incurred any unusual or extraordinary loan losses;
               (i) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or results of operations of Smithfield, taken as a whole, and Smithfield has no knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or operations of Smithfield, taken as a whole; and
               (j) Smithfield is, and has been, in substantial compliance with all environmental laws and regulations, and there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, or, to the knowledge of Smithfield, threatened, before any court, governmental agency or board or other forum against Smithfield for alleged noncompliance with, or liability under, any environmental law or relating to the release into the environment of any hazardous material or oil.
          5.21 Additional Covenants. Except as otherwise contemplated by this Agreement, Smithfield covenants and agrees:

               (a) That it will take no action which would adversely affect or delay the ability of Centra to obtain any necessary approvals, consents or waivers of any governmental authority required for the transaction contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;
               (b) That immediately upon the execution of this Agreement it will direct its accountants and attorneys to give Centra access, upon reasonable notice, to all relevant and material information, documents and working papers pertaining to Smithfield that Centra may reasonably request subject to the confidentiality requirements of Section 7;
               (c) That it will use its reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and cooperate fully with the other parties to that end;
               (d) That neither Smithfield nor its officers, directors, agents, advisors and affiliates shall solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Smithfield or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of Smithfield, other than the transactions contemplated by this Agreement (including the exercise by directors of Smithfield of their fiduciary duties as provided in Section 18.4 upon and subject to the limitations contained in that Section).
               (e) That it will promptly advise Centra of any material adverse change in the financial condition, assets, businesses, results of operations or prospects of Smithfield, and any material breach of any representation, warranty, covenant or agreement made by Smithfield in this Agreement;
               (f) That it will maintain in full force and effect adequate fire, casualty, public liability, employer fidelity and other insurance coverage in accordance with prudent practices to protect Smithfield against losses for which insurance can reasonably be obtained;
               (g) That it will consult with Centra as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of Centra.
               (i) That it will enforce its rights under, and the provisions of, all confidentiality agreements it has or may have with third parties; and
               (j) That it will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, and any other matters required to be approved by its shareholders for consummation of the transactions contemplated herein (including any adjournment or postponement) as promptly as practicable. Smithfield’s Board of Directors shall recommend such approval and it shall take all reasonable, lawful action to solicit such approval by its shareholders absent occurrence of the conditions set forth in Section 18.4 and subject to the requirements of Sections 5.12 and 5.22.
          5.22 Dissenters’ Rights. Smithfield will promptly notify Centra of the exercise of dissenters’ rights by any of its shareholders pursuant to law.
SECTION 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF CENTRA
          Centra represents, warrants to and covenants with Smithfield that:

          6.1 Organization and Qualification. Centra is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.
          6.2 Authorization of Agreement. The Board of Directors of Centra has authorized the execution of this Agreement as set forth herein. Subject to approval by all appropriate regulatory authorities, Centra has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery (and assuming due execution and delivery by Smithfield) this Agreement is a valid and binding agreement of Centra, enforceable in accordance with its terms.
          6.3 No Violation of Other Instruments. Subject to the receipt of the authorizations set forth in Section 6.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (i) violate any provision of the Articles of Incorporation or Bylaws of Centra, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Centra is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of Centra or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character to which Centra is subject, or (iv) enable any person to enjoin the transactions contemplated hereby. After approval of this Agreement by all appropriate regulatory agencies, Centra will have taken all action required by law and its Articles of Incorporation and Bylaws necessary to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated hereby.
          6.4 Regulatory Approvals. Prior to the Effective Date, Centra, separately and jointly with Smithfield, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain: (i) the prior approval of the Merger by the FRB under the Bank Holding Company Act of 1956, as amended, the PA Department and if appropriate, the FDIC, and the WV Board, and (ii) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by Centra to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.
          6.5 Centra Shareholder Approval Not Required. Shareholders of Centra are not required to approve Centra’s entering into this Agreement or the Merger provided for in this Agreement.
          6.6 No Actions, Etc. There are no actions, proceedings or investigations pending or, to the knowledge of the executive officers or directors of Centra, threatened or contemplated against or relating to Centra, which, individually or in the aggregate, could materially and adversely affect the ability of either Centra or Interim Bank to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any action or proceeding. Centra is not transacting business in violation of any applicable law or regulation which could materially adversely affect the ability of it to consummate the transactions contemplated hereby.
          6.7 Good Faith. Centra shall use reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.
          6.8 Knowledge as to Conditions. As of the date hereof, Centra knows of no reason relating to Centra why the approvals, consents and waivers of governmental authorities referred to in Sections 8.1(b) and 8.1(c) should not be obtained in a timely manner; Centra is not aware of any conditions or provisions of any actions, reports or examinations or similar regulatory reports or findings which is anticipated to delay or precludes Centra from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the applicable community reinvestment act.
          6.9 Application for Interim Bank. Promptly following the execution of this Agreement, Centra shall cause to be filed with the PA Department an application to organize and incorporate Interim Bank as a Pennsylvania bank, with all its capital stock owned by Centra. Upon the approval of such application and the issuance of a certificate of incorporation for Interim Bank by the Secretary of State of the Commonwealth of Pennsylvania, Centra shall promptly cause Interim Bank to execute and enter into a supplementary agreement in substantially the form attached as Exhibit A to this Agreement (the “Supplementary Agreement”) and cause Interim Bank to take such action as is provided in this Agreement on Interim Bank’s part to be taken.
          6.10 Approval of Merger of Interim Bank. Prior to the Effective Date, Centra shall cause this Agreement to be submitted to the shareholder of Interim Bank for approval, ratification and confirmation in accordance with the applicable law and the certificate of incorporation and bylaws of Interim Bank. Centra shall vote all of the stock of Interim Bank in favor of the approval, ratification and confirmation of this Agreement and the Merger.

          6.11 Press Release. Centra will consult with Smithfield as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of Smithfield.
SECTION 7
INVESTIGATION AND CONFIDENTIALITY
          7.1 Investigation. Prior to the Closing Date, Centra may directly and through its representatives, make such reasonable investigation of the assets and business of Smithfield as deemed necessary or advisable. Centra and its representatives shall have, at reasonable times after the date of execution hereof, during normal business hours and upon reasonable request, full access to the premises and to all the relevant and material books and records of Smithfield so long as such access does not unreasonably interfere with the operations of Smithfield. Centra shall use commercially reasonable efforts to complete its due diligence investigation of Smithfield within forty-five (45) days after the execution of this Agreement, provided Centra may conduct bring-down due diligence up to and including the day prior to the Closing Date.
          7.2 Confidentiality. Centra agrees to treat as strictly confidential and agrees not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to Smithfield by which it may come to know or which may come into its possession during the course of its investigation in connection with the transaction contemplated hereby, of Smithfield, and, if the transactions contemplated hereby are not consummated for any reason, Centra agrees promptly to return to Smithfield all written proprietary material furnished in connection with such investigation; and thereafter all such information shall continue to not be disclosed by Centra and its directors, officers, employees, or advisors to third parties without the written consent of Smithfield. Centra shall use the information obtained in its due diligence investigation solely for the purpose of evaluating Smithfield in connection with the transactions contemplated hereby and for no other purpose.
SECTION 8
CONDITIONS PRECEDENT; EFFECTIVE DATE
          8.1 Conditions Precedent. The consummation of this Agreement and the Merger is conditioned upon the following:
               (a) The shareholders of Smithfield shall have approved this Agreement by such vote as may be required by law;
               (b) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement;
               (c) The FRB, the PA Department, the FDIC and, if necessary, the WV Board shall have approved the Merger;
               (d) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;
               (e) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

               (f) Unless waived by Centra, the approvals referred to in subparagraphs (b), (c) and (d) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Centra or Smithfield, taken as a whole, and shall not have imposed any other condition which Centra reasonably deems to be materially disadvantageous or burdensome;
               (g) Unless waived by Centra, the representations and warranties of Smithfield contained in this Agreement shall be correct on and as of the Closing Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of Smithfield, and Smithfield shall have performed in all material respects all its obligations and agreements hereunder theretofore to be performed by it; and Centra shall have received on the Closing Date an appropriate certificate to the foregoing effect dated the Closing Date and executed on behalf of Smithfield by one or more appropriate executive officers;
               (h) Centra shall have completed its due diligence investigation of Smithfield and its operations and shall be satisfied with the results thereof, in its discretion;
               (i) Unless waived by Smithfield, the representations and warranties of Centra contained in this Agreement and the representations and warranties of the Interim Bank contained in the Supplementary Agreement shall be correct on and as of the Closing Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement, and Centra and Interim Bank shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by it; and Smithfield shall have received on the Closing Date an appropriate certificate to the foregoing effect dated the Closing Date and executed on behalf of Centra by one or more appropriate executive officers; and
               (j) Centra shall have received from legal counsel to Smithfield a customary written opinion pertaining to the transactions herein provided for, dated the Closing Date, in form and substance acceptable to counsel for Centra, and Smithfield shall have received from legal counsel to Centra a customary written opinion pertaining to the transactions herein provided for, dated the Closing Date, in form and substance acceptable to counsel for Smithfield.
          8.2 Closing Date. The time and date of closing (the “Closing Date”) shall be selected by Centra and shall be within thirty days of approvals of this Agreement by the shareholders of Smithfield or the receipt of all of the approvals (including any statutory waiting periods) referred to in Section 8.1(b), (c), (d) and (e), whichever is later. Centra shall cause the Articles of Merger with respect to the Merger to be filed with the Secretary of State of the Commonwealth of Pennsylvania. The date of such filing shall be referred to as the “Effective Date.”
SECTION 9
TERMINATION OF AGREEMENT
          9.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of Smithfield:
               (a) By mutual consent of Centra and Smithfield;
               (b) By Centra if there has been a material misrepresentation or breach of warranty in the representations and warranties of Smithfield set forth herein or by Smithfield if there has been a material misrepresentation or breach of warranty in the representations and warranties of Centra set forth herein, which material misrepresentation or breach of warranty (in either case) has not been cured to the satisfaction of the non-breaching party within thirty days thereof;
               (c) By either Centra or Smithfield upon written notice to the other, if the Closing Date does not occur on or before midnight on March 31, 2007;
               (d) By either Centra or Smithfield if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;
               (e) In the event that the Disclosure Schedule or Centra’s investigation of Smithfield discloses matters which Centra in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of Smithfield (without giving effect to the Disclosure Schedule), or (ii) in the reasonable judgment of Centra either (A) to be of such significance as to materially and adversely affect the financial condition or results of operations of Smithfield, taken as a whole, or (B) to deviate materially and adversely from the financial statements for the year ended December 31, 2005, of Smithfield, Centra may elect to terminate this Agreement by giving notice of termination to Smithfield within or at the end of the forty-five (45) day period following the date of this Agreement;
               (f) By Centra, unless waived by it, if the holders of 20% or more of Smithfield Common Stock, exercise dissenters’ rights with respect to the Merger.
          9.2 Effect of Termination. In the event this Agreement shall be terminated pursuant to Section 9.1, all further obligations of Centra and Smithfield under this Agreement shall terminate (other than this Section 9.2 and Sections 7.2, 9.3, 18.2, 18.3 and 18.4 hereof, all of which shall remain in full force and effect) without further liability of the parties to one another, except for any liability arising out of any breach of any covenant or other agreement contained in this Agreement or any breach of a representation or warranty.
     9.3 Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall forthwith deliver to the other all documents, work papers and other material obtained from it relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 7 hereof, and will take reasonable steps to have any information so obtained kept confidential.
SECTION 10
MEETING OF SHAREHOLDERS
     Smithfield shall take all steps necessary to call and hold a special meeting of shareholders, in accordance with applicable law and its Articles of Incorporation and Bylaws, as soon as practicable following completion by Centra of its due diligence for the purpose of submitting this Agreement. Smithfield will prepare and send to the shareholders of Smithfield for purposes of such meeting, a proxy statement. Smithfield will permit Centra to review and suggest revisions to such proxy statement prior to Smithfield’s submission of the proxy statement to Smithfield’s shareholders. The proxy statement will include customary provisions calling the attention of Smithfield shareholders to their right to exercise dissenters’ rights in accordance with applicable Pennsylvania law and Section 5.22 hereof. The Board of Directors of Smithfield will recommend shareholder approval of this Agreement and will not withdraw such recommendation absent occurrence of the conditions set forth in Section 18.4, it being further understood that this undertaking does not limit Smithfield’s obligation to provide adequate and accurate securities law disclosure as required by law and provided for in Section 5.12.

SECTION 11
OPERATIONS AFTER THE EFFECTIVE DATE
     11.1 Employees of Smithfield.
          (a) Centra shall consider the current employees of Smithfield for employment after the Effective Date, including evaluation of positions and market rates of compensation for positions filled, all consistent with Centra’s practices in other markets Centra serves. In that process, Centra will give due consideration to the benefit of maintaining continuity of Smithfield’s business through employee involvement in that business. Nothing contained in this Agreement shall obligate Centra to cause Smithfield to employ, after the Effective Date, any current employee of Smithfield; provided that the persons who are Smithfield employees immediately prior to the Effective Date and whose employment is involuntarily terminated on or after the Effective Date but prior to the first anniversary of the Effective Date shall receive severance in an amount equal to (i) one week’s wages or salary for each year of service to Smithfield, subject to a minimum severance payment equal to two months’ wages or salary and a maximum severance payment equal to four months’ wages or salary and (ii) continuation of health insurance for a period of two months following termination of employment. No severance compensation shall be paid to any employee who resigns his or her employment.
          (b) Centra agrees that those employees of Smithfield who become employees of Centra or its subsidiaries, on the Effective Date (“Former Smithfield Employees”), while they remain employees of Centra or its subsidiaries after the Effective Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Centra to similarly situated employees of Centra and its subsidiaries, except as otherwise provided herein. Except as hereinafter provided, at the

Effective Date, Centra will amend or cause to be amended each employee benefit and welfare plan of Centra and its subsidiaries in which Former Smithfield Employees are eligible to participate, to the extent necessary, so that as of the Effective Date (i) such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Smithfield as if such service were with Centra and its subsidiaries; (ii) Former Smithfield Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Centra or its subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Date; (iii) Former Smithfield Employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Date; (iv) for purposes of determining the entitlement of Former Smithfield Employees to sick leave and vacation pay following the Effective Date, the service of such employees with Smithfield shall be treated as if such service were with Centra and its subsidiaries; and (v) Former Smithfield Employees are first eligible to participate and will commence participation in the Centra 401(k) Plan on the Effective Date. Notwithstanding the foregoing, Centra at its option may decide to assume and maintain the medical, dental and health plans of Smithfield for up to three years following the Effective Date for the benefit of employees and former employees of Smithfield who are currently participating in those plans, subject to the approval of the insurer of benefits under those plans, which approval Smithfield agrees to use its best efforts to obtain if requested by Centra.
          (c) As of the Closing Date and at Centra’s option, the Smithfield Retirement Plan will be (i) terminated or (ii) amended to cease all future benefit accruals. The parties agree that at a minimum, participants in the Smithfield Retirement Plan will be entitled to their vested accrued benefit under that plan as of the Closing Date. It is further specifically understood that, notwithstanding any provision hereof to the contrary, Smithfield Employees shall be employees at-will and that after the Effective Date, Centra may alter, amend, or terminate any of their benefit programs covering such employees, or the employment of any of such employees.
          (d) It is the present intention of Centra that Centra shall maintain a substantial and prominent presence in the Smithfield, Uniontown and Point Marion markets and, in connection therewith Centra shall continue to use and occupy Smithfield’s existing branch system and personnel, doing everything reasonable to maintain current personnel, subject to such changes in business plans as the Board of Directors of Centra may reasonably determine to be in the best interests of Centra and its shareholders, employees, customers and the communities it serves.
     11.2 Formation of Sub-Tier Holding Company. As soon as practicable after the Effective Date, and pending all applicable regulatory approvals, consents and waiting periods as well as resolution by Centra to its satisfaction, in its discretion, of any regulatory actions, agreements, memoranda or orders with respect to Smithfield, Centra intends to merge Smithfield with and into its subsidiary, Centra Bank, Inc., and to form a sub-tier holding company for operations in the market currently served by Smithfield, with a board of directors to be selected by Centra to make decisions concerning loans and operations in such market consistent with Centra’s current practices.
     11.3 Maintenance of Branches. Except for the branch located in a grocery store in Fairchance, Pennsylvania, which will be evaluated by Centra, Centra shall maintain, or cause its subsidiaries to maintain, the current branch offices of Smithfield for a period of at least one year after the Effective Date.

     11.4 Indemnification.
          (a) For four years after the Effective Date (except as such time period is inapplicable as described below), Centra shall indemnify defend and hold harmless the present directors and officers of Smithfield (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation and without regard to the four year time limit otherwise imposed by this Section 11.4, the transactions contemplated by this Agreement) to the fullest extent that such persons are indemnified under Smithfield’s articles of incorporation and by-laws as in effect on the date hereof, and during such period Centra shall also advance expenses (including expenses described in Section 11.4(e)) as incurred to the fullest extent permitted under Smithfield’s articles of incorporation and by-laws as in effect on the date hereof, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required. Notwithstanding the foregoing or anything to the contrary contained elsewhere herein, Centra’s indemnity agreement set forth above shall be limited to cover claims only to the extent that such claims are not paid under Smithfield’s directors’ and officers’ liability insurance policies referred to in Section 11.4(b) (or any substitute policy permitted by such section).
          (b) Centra shall maintain Smithfield’s existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms no less favorable, including Centra’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of four years after the Effective Date; provided, however, that Centra’s obligation under this paragraph shall be limited to payment of premiums for such insurance in an aggregate amount not to exceed $49,290 which amount, the parties understand, will cause director and officer liability coverage to be in force at present levels of coverage for current directors and officers of Smithfield for a period of four years after the Effective Date.
          (c) Any Indemnified Party wishing to claim indemnification under Section 11.4(c), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Centra thereof; provided that the failure so to notify shall not affect the obligations of Centra under Section 11.4(a) unless and to the extent Centra has no actual knowledge of such claim, action, suit, proceeding or investigation and such failure so to notify materially increases Centra’s liability under such Section 11.4(a).
          (d) Centra shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 11.4. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.
     11.5 Consideration of Stanley Rygiel for Board Position. Centra’s Board of Directors will consider Mr. Stanley Rygiel for membership on the board of directors of the sub-tier holding company referred to in Section 11.2 and on the board of directors of Smithfield from the Effective Date until the formation of the sub-tier holding company; provided, however, that nothing in this Agreement shall obligate Centra or Smithfield after the Effective Date to elect or appoint Mr. Rygiel to any board of directors.
SECTION 12
BROKERS, ETC.
     Except for an amount to be determined and negotiated among Smithfield, Centra and FinPro, which amount shall not exceed $40,000 in any event, Smithfield represents and warrants to Centra that no broker, or finder, or financial analyst has been employed by Smithfield or is entitled to a fee, commission or other compensation from Smithfield, with respect to this Agreement or the transactions contemplated hereby.
SECTION 13
GOVERNING LAW; SUCCESSORS AND ASSIGNS;
COUNTERPARTS; ENTIRE AGREEMENT
     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia, except for laws of the United States and Pennsylvania laws relating to banking laws or specifically provided for herein; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by either party without the other party’s prior written consent; (c) may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective and binding when one or more counterparts shall have been signed and delivered; and (d) embodies the entire agreements and understandings between the parties relating to the subject matter hereof.

SECTION 14
EFFECT OF CAPTIONS
     The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.
SECTION 15
SEVERABILITY
     The Parties expressly agree that it is not the intention of any party to violate any public policy, law, rule, regulation, treaty or decision of any government or agency thereof of any state or country. If any provision of this Agreement is judicially or administratively interpreted to be in violation of any such provision in any state or country, such provisions, sentences, words, clauses or combination thereof shall be inoperative in each such state or country; and the remainder of this Agreement shall remain binding upon the parties hereto in each such state or country with this Agreement as a whole unaffected elsewhere.
SECTION 16
NOTICES
     Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, or by facsimile addressed as follows:
To Centra:
Centra Financial Holdings, Inc.
990 Elmer Prince Drive
P.O. Box 656
Morgantown, West Virginia 26507-0656
Attention: Douglas J. Leech
Fax No.: (304) 598-2035
With copies to:
James F. Bauerle, Esq.
Director of Legal and Business Services
Keevican Weiss Bauerle & Hirsch LLC
11th Floor, Federated Investors Tower

1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222
Fax No.: (412) 355-2609
Charles D. Dunbar, Esquire
Jackson Kelly PLLC
1600 Laidley Tower (Zip 25301)
P. O. Box 553
Charleston, West Virginia 25322
Fax No.: (304) 340-1272
To Smithfield:
Smithfield State Bank of Smithfield, Pa.
69 Main Street
Smithfield, Pennsylvania 15478
Attention: Ryan Glista
Fax No.: (724) 569-4860
With a copy to:
William T. Harvey, Esq.
Tucker Arensberg, P.C.
1500 One PPG Place
Pittsburgh, PA 15222
Fax No.: (412) 594-5619
or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed or transmitted by facsimile.
SECTION 17
AMENDMENTS
     The Agreement may be amended by the written agreement of Centra and Smithfield and without the approval of the shareholders before or after the meeting of shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that if amended after such meeting of shareholders, no amendment shall be made to the purchase price of the shares.

SECTION 18
EXPENSES; FIDUCIARY OUT IN CERTAIN CIRCUMSTANCES
     18.1 General. Except as otherwise provided herein, each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.
     18.2 Expenses of Centra. In addition to any other remedy provided by law, Smithfield hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by Centra pursuant to Section 9.1(b) or 9.1(e) as a result of a willful breach by Smithfield, Smithfield shall promptly (and in any event within ten (10) business days after such termination) pay the greater of (a) all Expenses of Centra or (b) One Million Dollars ($1,000,000). “Expenses of Centra” as used in this Section 18.2 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of Centra (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Centra) incurred by it or on its behalf in connection with its preparations regarding the transactions contemplated by this Agreement.
     18.3 Expenses of Smithfield. In addition to any other remedy provided by law, Centra hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by Smithfield pursuant to Section 9.1(b) as a result of a willful breach by Centra, Centra shall promptly (and in any event within ten business days after such termination) pay the greater of (a) all Expenses of Smithfield or (b) One Million Dollars ($1,000,000). For purposes of this Section 18.3, the “Expenses of Smithfield” shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants of Smithfield) incurred by it or on its behalf in connection with its preparations regarding the transactions contemplated by this Agreement.
     18.4 Fiduciary Out Under Certain Circumstances. In the event that (i) Centra and shareholders of Smithfield cease to be legally bound by Stock Purchase Agreements or other agreements obligating shareholders of Smithfield to sell at least 51% of the shares of outstanding stock of Smithfield to Centra, (ii) Smithfield receives an unsolicited offer to acquire, merge or otherwise combine with Smithfield that will result in a materially higher price being paid to Smithfield’s shareholders for their shares of stock in Smithfield, and (iii) counsel for Smithfield advises Smithfield’s Board of Directors that it should consider such proposal in order to satisfy its fiduciary duty, then the Board of Directors may, after notice to Centra, consider such offer. Should such offer be accepted and the transaction consummated, then Smithfield shall pay to Centra an amount equal to the greater of (i) all Expenses of Centra or (ii) Two Million Dollars ($2,000,000). For purposes of this Section 18.4, shareholders of Smithfield shall be deemed bound by the Stock Purchase Agreements or other agreements for the sale of their shares until (i) Centra and such shareholders agree that such shareholders are not so bound, (ii) a court of competent jurisdiction enters a final, nonappealable order to the effect that the shareholders are not so bound, or (iii) the Pennsylvania Department of Banking denies Centra’s application to purchase such shares pursuant to the Stock Purchase Agreements or prohibits Centra from acquiring the shares pursuant to the Stock Purchase Agreements.
SECTION 19
AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

     Centra and Smithfield each agree to use their reasonable best efforts to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first written above.

CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation

By:	/s/ Douglas J. Leech

Its:	President and Chief Executive Officer

SMITHFIELD STATE BANK OF SMITHFIELD, PA., a Pennsylvania bank

By:	/s/ Stanley A. Rygiel

Its:	Chairman

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